Exhibit 99.1

GameStop Corp. Announces First Ever Cash Dividend

GameStop debt free as of Dec. 16, 2011

GRAPEVINE, Texas--(BUSINESS WIRE)--February 8, 2012--GameStop Corp. (NYSE: GME), the world’s largest multichannel video game retailer, today announced its board of directors approved the initiation of a quarterly dividend to its shareholders of $0.15 per share. The first quarterly dividend will be paid on Mar. 12, 2012 to all shareholders of record as of Feb. 21, 2012. Future dividends will be subject to board approval.

“We have achieved our goal of eliminating debt and are pleased to return excess cash to our shareholders,” said Dan DeMatteo, executive chairman, GameStop Corp. “The board’s decision to initiate a dividend reflects GameStop’s strong capital position and demonstrates our confidence in the long term viability of our business.”

Since initiating a disciplined capital allocation plan in Jan. 2010, the company’s stock and debt buybacks have totaled more than one billion dollars and GameStop now operates debt free.

About GameStop Corp.

GameStop Corp. (NYSE: GME), a Fortune 500 and S&P 500 company headquartered in Grapevine, Texas, is the world's largest multichannel video game retailer. GameStop's retail network and family of brands include 6,627 company-operated stores in 17 countries worldwide and online at www.GameStop.com. The network also includes: www.Kongregate.com, a leading browser-based game site; Game Informer(R) magazine, the leading multi-platform video game publication; Spawn Labs, a streaming technology company; and a digital PC game distribution platform available at www.GameStop.com/PC.

General information on GameStop Corp. can be obtained at the company's corporate website. Follow GameStop on Twitter @ www.twitter.com/GameStop and find GameStop on Facebook @ www.facebook.com/GameStop.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for fiscal 2011, future financial and operating results, projected store openings, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware and accessories; the timing of release of video game titles for current generation consoles; the profitability of our international operations and the risks associated with those operations, including those related to global economic conditions; the risks associated with successfully integrating acquisitions; the impact of increased competition and changing technology in the video game industry, including browser and mobile games and alternative methods of distribution; possible impairment or other charges in connection with any changes of our operations, and economic, regulatory and other events, including litigation, that could reduce or impact consumer demand or affect the company’s business. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended Jan. 29, 2011 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.GameStop.com.

CONTACT:
Matt Hodges
VP, Public & Investor Relations
GameStop Corp.
Ph: 817-424-2126
MattHodges@GameStop.com